Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FIRST LIGHT ACQUISITION GROUP, INC.”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF SEPTEMBER, A.D. 2022, AT 10:53 O`CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5648988 8100	Authentication: 204388488
SR# 20223519467	Date: 09-14-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:53 AM 09/14/2022 FILED 10:53 AM 09/14/2022 SR 20223519467 - File Number 5648988

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIRST LIGHT ACQUISITION GROUP, INC.

September 14, 2022

First Light Acquisition Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “First Light Acquisition Group, Inc.”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 24, 2021 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on September 9, 2021.

2. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Paragraph (b) of Section 9.1 is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 24, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination on or before December 14, 2022 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open), unless extended pursuant to Section 9.1 (c) below (the “Required Period”) and (iii) the redemption of the Offering Shares in connection with a vote seeking to modify (A) the substance or timing of the Corporation’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not complete its initial Business Combination within the Required Period or (B) any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7 hereof). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of or hold interests in (including in any series of) the Sponsor, officers or directors of the Corporation or Metric Finance Holdings I, LLC) are referred to herein as “Public Stockholders.””

5. The text of Paragraph (c) of Section 9.1 is hereby amended and restated to read in full as follows:

“(c) The Board may extend the date by which the Corporation has to consummate an initial Business Combination up to three additional times for three months each time, for a maximum of 9 additional months if the Sponsor pays an amount equal to 1% of the amount then on deposit in the Trust Account for each three-month extension (the “Extension Fee”), which amount shall be deposited in the Trust Account; provided, that if the Company enters into a merger, acquisition or other business combination agreement in connection with the Corporation’s initial Business Combination, the subsequent two 3 month extensions will occur automatically without the requiring the sponsor to pay the Extension Fee.”

6. The text of Paragraph (b) of Section 9.2 is hereby amended by inserting the phrase: “or on an amendment to Section 9.l (c) hereof with a proxy solicitation, in either case,” immediately after the phrase, “If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation”.

7. The text of Paragraph (c) of Section 9.2 is hereby amended and restated to read in full as follows:

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an (i) initial Business Combination with a proxy solicitation or (ii) amendment to Section 9.1 (c) hereof with a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 (d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than the aggregate of 15% or more of the Offering Shares without the prior consent of the Corporation.

IN WITNESS WHEREOF, First Light Acquisition Group, Inc. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

FIRST LIGHT ACQUISITION GROUP, INC.

By:	/s/ Michael Alber
Name: Michael Alber
Title: Chief Financial Officer and Secretary

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